Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Groupon, Inc. 2011 Incentive Plan and Groupon, Inc. 2012 Employee Stock Purchase Plan of our report dated February 15, 2017 (except for Notes 1, 3 and 19, as to which the date is May 17, 2017, and Note 2, as to which the date is February 12, 2019), with respect to the 2016 consolidated financial statements and schedule presented on a comparative basis with the 2017 and 2018 consolidated financial statements and schedule of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
July 30, 2019